EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-129724, 333-123242, 333-117029, 333-88190, 333-88160, 333-88154, 333-88158, 333-87764, 333-73682, 333-67432, 333-61928, 333-40848, 333-40842, 333-66457, 333-66455, 333-66429, 333-70854, 333-57974, 333-22717 and 333-07313) of Brooks Automation, Inc. of our report dated December 13, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 13, 2006